Exhibit 99.1

News Release

Sunoco LP Maintains Quarterly Distribution

DALLAS, October 25, 2021 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the third quarter of 2021 of $0.8255 per common unit or $3.3020 per common unit on an annualized basis. The distribution will be paid on November 19, 2021 to common unitholders of record on November 5, 2021.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

James Heckler

Director – Investor Relations and Corporate Finance

(214) 840-5415, james.heckler@sunoco.com

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